EXHIBIT 4.1


                                    IPI, INC.
                                      1994
                      LONG-TERM INCENTIVE PLAN, AS AMENDED
                                 April 26, 2000

             The purpose of the IPI, Inc. 1994 Long-Term Incentive Plan (the "Plan") is to promote the growth and profitability of IPI, Inc. (the "Company") and its affiliates by providing its key executives with an incentive to achieve long-term corporate objectives, to attract and retain executives of outstanding competence, and to provide such executives with an equity interest in the Company.

         1. STOCK SUBJECT TO PLAN.

                  a. AGGREGATE LIMIT. An aggregate of 500,000 shares (the "Shares") of the Common Stock, $.01 par value, of the Company ("Common Stock") may be subject to awards granted under the Plan. Such Shares may be authorized but unissued Common Stock or authorized and issued Common Stock that has been or may be acquired by the Company. Except to the extent provided in paragraph 6.b., Shares that are subject to an award which expires or is terminated unexercised, or which are reacquired by the Company upon the forfeiture of restricted Shares, shall again be available for issuance under the Plan.

                  b. INDIVIDUAL LIMIT. Not more than 110,000 Shares may be subject to awards granted to any one employee during any calendar year. If an award granted to an employee is canceled, the canceled award shall continue to be counted against the maximum number of shares for which awards may be granted to that employee. If, after grant, the exercise price of a stock option is reduced, the transaction shall be treated as a cancellation of the option and the grant of a new option for purposes of this paragraph l(b).

         2. ADMINISTRATION.

                  a. COMMITTEE. The Plan shall be administered by a Committee (the "Committee"), which Committee shall either (i) be comprised of the entire Board of Directors of the Company (the "Board") or (ii) be appointed by the Board and consist of not less than two members of the Board, each of whom shall be a "Non-employee Director" within the meaning of Rule 16b-3 of the Securities Exchange Act of l934, as amended (the "Act"). For as long as it continues to satisfy these requirements, the Compensation Committee of the Board shall serve as the Committee.

                  b. POWERS AND DUTIES. The Committee shall have sole discretion and authority to make rules and regulations governing the administration of the Plan; to select the eligible employees to whom awards shall be granted; to determine the type, price, amount, size, and terms of awards; to determine the time when awards shall be granted; to determine whether any restrictions shall be placed on Shares purchased pursuant to any option or issued pursuant to any award; and to make all other


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         determinations necessary or advisable for the administration of the
         Plan. The Committee's determinations need not be uniform, and may be made by it selectively among persons who are eligible to receive awards under the Plan, whether or not such persons are similarly situated. All interpretations, decisions, or determinations made by the Committee pursuant to the Plan shall be final and conclusive.

         3. ELIGIBILITY. Any key employee of the Company or of any of its Affiliates shall be eligible to receive awards under the Plan; provided, that no awards shall be made to any member of the Committee or to any director of the Company who is not an Employee of the Company or an Affiliate. For the purposes of this Plan, an "Affiliate" of the Company is any corporation that is a "parent corporation" or a "subsidiary corporation" with respect to the Company, as determined in accordance with Sections 424(e) and (f) of the Internal Revenue Code of 1986 (the "Code").

         4. AWARDS. The Committee may make awards to eligible employees in the form of stock options, stock appreciation rights, restricted stock, performance awards, or any combination thereof.

         5. STOCK OPTIONS. A stock option granted pursuant to the Plan shall entitle the optionee, upon exercise, to purchase Shares at a specified price during a specified period. Such options may be options which are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Code, options which are not intended to so qualify ("Nonqualified Options"), or options which are a combination of Incentive Stock Options and Nonqualified Options. Options shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each option shall be subject to the following requirements:

                  a. TYPE OF OPTION. Each option shall be identified in the agreement pursuant to which it is granted as an Incentive Stock Option or as a Nonqualified Option, as the case may be. If a combination of Incentive Stock Options and Nonqualified Options are granted pursuant to a single agreement, the agreement shall specify the extent to which the options are Incentive Stock Options and the extent to which they are Nonqualified Options.

                  b. TERM. No option shall be exercisable within six months, or more than ten years, after the date on which it is granted.

                  c. PAYMENT. The purchase price of Shares subject to an option shall be payable in full at the time the option is exercised. Payment may be made in cash, in shares of Common Stock having a fair market value which is not less than the option price on the date of exercise, or by a combination of cash and such shares, as the Committee may determine, and


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         subject to such terms and conditions as the Committee deems appropriate.

                  d. OPTIONS NOT TRANSFERABLE. Options shall not be transferable except to the extent permitted by the agreement evidencing such option; provided, that in no event shall any option be transferable by the optionee, other than by will or the laws of descent and distribution, and shall be exercisable during an optionee's lifetime only by such optionee.

                  e. INCENTIVE STOCK OPTIONS. If an option is an Incentive Stock Option, it shall be subject to the following additional requirements:

                           (1) The purchase price of Shares that are subject to
                  an Incentive Stock Option shall not be less than 100% of the fair market value of such Shares at the time the option is granted, as determined in good faith by the Committee.

                           (2) The aggregate fair market value (determined at
                  the time the option is granted) of the Shares with respect to which Incentive Stock Options become exercisable by the optionee for the first time during any calendar year, under this Plan or any other plan of the company or any Affiliate, shall not exceed $l00,000.

                           (3) The purchase price of Shares that are subject to
                  an Incentive Stock Option that is granted to an employee who, at the time such option is granted, owns 10% or more of the total combined voting power of all classes of stock of the Company or of any Affiliate shall not be less than 110% of the fair market value of such Shares on the date such option is granted, and such option may not be exercisable more than five years after the date on which it is granted. For the purposes of this subparagraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee.

Subject to the foregoing, options may be made exercisable in one or more installments, upon the happening of certain events, upon the fulfillment of certain conditions, or upon such other terms and conditions as the Committee shall determine.

         6. STOCK APPRECIATION RIGHTS. A stock appreciation right granted pursuant to the Plan shall entitle the holder, upon exercise, to receive a payment equal to the amount by which the fair market value of one Share (as determined by the Committee) on the date the right is exercised exceeds the "base amount" established by the Committee for such right on the date it was granted. Stock appreciation rights shall be subject to such


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terms and conditions as the Committee shall from time to time approve; provided, that each right shall be subject to the following requirements:

                  a. TYPE OF RIGHT. A stock appreciation right may be granted in tandem with an option granted pursuant to the Plan, or as a "freestanding" right not in tandem with an option.

                  b. TANDEM RIGHTS. Any option granted in tandem with a stock appreciation right shall become nonexercisable upon the exercise of the related right, and any right granted in tandem with an option shall become nonexercisable upon exercise of the related option. Shares subject to an option which becomes nonexercisable by virtue of the exercise of a tandem right shall not be available for subsequent awards under the Plan.

                  c. TERM. No stock appreciation right shall be exercisable within six months, or more than ten years, after the date on which it is granted.

                  d. PAYMENT. Any amount payable upon the exercise of a stock appreciation right may be paid in cash, in shares of Common Stock having a fair market value which is not more than the amount payable on the date of exercise, or in a combination of cash and such shares as the Committee, in its sole discretion, shall determine.

                  e. RIGHTS NOT TRANSFERABLE. A stock appreciation right shall not be transferable by the holder except to the extent permitted by the agreement evidencing such right; provided, that in no event shall any right be transferable by the holder, other than by will or the laws of descent and distribution, and such right shall be exercisable during the holder's lifetime only by the holder.

                  f. RIGHTS IN TANDEM WITH ISOs. If a stock appreciation right is granted in tandem with an Incentive Stock Option, it shall be subject to the following additional requirements:

                           (l) The base amount of the right shall not be less
                  than the option price of the related option.

                           (2) The right shall be exercisable only when the then
                  fair market of the Share subject to the right exceeds the option price of the related option.

                           (3) The right shall be exercisable only when, and to
                  the extent, the related option is exercisable.

                           (4) The right shall be transferable only when the
                  related option is transferable.


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                           (5) The amount payable upon exercise of the right
                  shall not exceed the difference between the then fair market value of the Share subject to the right and the option price of the related option.

Subject to the foregoing, stock appreciation rights may be made exercisable in one or more installments, upon the happening of certain events, upon the fulfillment of certain conditions, or upon such other terms and conditions as the Committee shall determine.

         7. RESTRICTED STOCK. Restricted stock awards granted pursuant to the Plan shall entitle the holder to receive Shares, subject to forfeiture if specified conditions are not satisfied at the end of a specified period. Restricted stock awards shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each award shall be subject to the following requirements:

                  a. RESTRICTED PERIOD. The Committee shall establish a period (the "Restricted Period") of not less than six months nor more than five years, commencing on the date of award, during which the holder will not be permitted to sell, transfer, pledge, encumber, or assign the Shares subject to the award. Within these limits, the Committee may provide for the lapse of restrictions in installments, or upon the occurrence of certain events, where deemed appropriate. Any attempt by a holder to dispose of restricted Shares in a manner contrary to the applicable restrictions shall be void, and of no force and effect.

                  b. RIGHTS DURING RESTRICTED PERIOD. Except to the extent otherwise provided in this paragraph 7 or under the terms of any restricted stock agreement, during the Restricted Period, the holder of restricted Shares shall have all of the rights of a stockholder in the Company with respect to such Shares, including the right to vote the Shares and to receive dividends and other distributions with respect to the Shares; provided, that all stock dividends, stock rights, and stock issued upon split-ups or reclassifications of Shares shall be subject to the same restrictions as the Shares with respect to which such stock dividends, rights, or additional stock are issued, and may be held in custody as provided below in this paragraph 7 until the restrictions thereon shall have lapsed,

                  c. FORFEITURES. Except to the extent otherwise provided in the restricted stock agreement, all Shares then subject to any restriction shall be forfeited to the Company without further obligation of the Company to the holder thereof, and all rights of the holder with respect to such Shares shall terminate, if the holder shall cease to be an employee of the Company and its Affiliates, or if any condition established by the Committee for the release of


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         any restriction shall not have occurred, prior to the expiration of the
         Restricted Period.

                  d. CUSTODY. The Committee may provide that the certificates evidencing restricted Shares shall be held in custody by a bank or other institution, or by the Company or any Affiliate, until the restrictions thereon have lapsed, and may require that the holder of any restricted Shares shall have delivered to the Company a stock power, endorsed in blank, relating to the restricted Shares as a condition of receiving the award.

                  e. CERTIFICATES. A recipient of a restricted stock award shall be issued a certificate or certificates evidencing the Shares subject to such award. Such certificates shall be registered in the name of the recipient, and may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, which legend shall be in substantially the following form:

                  "The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of the IPI, Inc. 1994 Long-Term Incentive Plan and an Agreement entered into between the registered owner and IPI, Inc. Copies of such Plan and Agreement are on file in the offices of IPI, Inc., 1010 South Seventh Street, Minneapolis, Minnesota 55415."

         8. PERFORMANCE AWARDS. Performance awards made pursuant to the Plan shall entitle the recipient to receive future payments of cash or distributions of Shares upon the achievement of pre-established, long-term performance goals. Al1 performance awards shall be evidenced by award agreements in such form as the Committee shall from time to time approve; provided, that each award shall be subject to the following requirements:

                  a. PERFORMANCE PERIOD. The Committee shall establish with respect to each performance award a performance period of not fewer than six months, nor more than five years.

                  b. AMOUNT OF AWARDS. The Committee shall establish a value for each performance award, which value may be expressed in terms of specified dollar amounts or a specified number of Shares. Any such value may be fixed or variable in accordance with criteria specified by the Committee at the time of the award.

                  c. PERFORMANCE OBJECTIVES. The Committee shall establish performance objectives to be achieved with respect to each performance award during the applicable performance period, determining the extent to which an employee shall be


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         entitled to distributions with respect to such performance award.

                  d. PERFORMANCE MEASURES. Performance objectives established by the Committee may relate to corporate, subsidiary, unit, or individual performance, or any combination thereof, and may be established in terms of growth in gross or net earnings, earnings per share, ratio of earnings to equity or assets, Share value, or such other measures or standards as the Committee shall determine. Multiple objectives may be used which have the same or different weighting, and such objectives may relate to absolute performance or to relative performance measured against other companies or businesses, or against other subsidiaries, units, or individuals.

                  e. ADJUSTMENTS. At any time prior to the end of a performance period, the Committee may adjust previously established performance objectives to reflect major unforeseen events such as changes in applicable laws, regulations, or accounting practices; mergers, acquisitions, or divestitures; or other unusual or non-recurring items or events.

                  f. DISTRIBUTIONS WITH RESPECT TO AWARDS. Following the end of each performance period, the Committee shall determine the extent to which the performance objectives established for such period have been achieved and the amounts of cash or number of Shares, if any, that are payable or distributable with respect to performance awards made with respect to such period. Payments with respect to performance awards may be made in cash or in Shares (based on fair market value at the time of the distribution), or in any combination thereof, as the Committee shall determine. Such payments or distributions may be made in a lump sum or in installments, and shall be subject to such vesting, deferral or other terms and conditions as the Committee may determine.

                  g. NONTRANSFERABILITY. Performance awards granted under this Plan shall not be assignable or otherwise transferable by the recipient except to the extent permitted by the agreement evidencing such right; provided, that in no event shall an award be transferable by the recipient, other than by will or the laws of descent and distribution, and such award shall be payable during the recipient's lifetime only to the recipient.

         9. AGREEMENTS. Each award granted pursuant to the Plan shall be evidenced by an agreement setting forth the terms and conditions upon which it is granted. Multiple awards may be evidenced by a single agreement. Subject to the limitations set forth in the Plan, the Committee may, with the consent of the person to whom an award has been granted, amend any such


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agreement to modify the terms or conditions governing the award evidenced thereby.

         10. ADJUSTMENTS. In the event of any change in the outstanding Shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, combination, or exchange of Shares or other similar corporate change, then if the Committee shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the number of Shares subject to an award, in the option price or value of an award, in the maximum number of Shares subject to this Plan, or in the maximum number of Shares subject to awards to any employee, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of this Plan.

         11. MERGER, CONSOLIDATION, ETC. Subject to the provisions of the agreement evidencing any award, if the company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board shall have the power to make any arrangement it deems advisable with respect to outstanding awards, in the number of Shares subject to this Plan, and in the number of Shares subject to awards to any employee, which shall be binding for all purposes of this Plan, including, but not limited to, the substitution of new awards for any awards then outstanding, the assumption of any such awards, and the termination of such awards.

         12. EXPENSES OF PLAN. The expenses of administering this Plan shall be borne by the Company and its Affiliates.

         13. RELIANCE ON REPORTS. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Affiliates and upon any other information furnished in connection with this Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or omitted in reliance upon any such report or information, or for any action taken or omitted, including the furnishing of information, in good faith.

         14. INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or omitted under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of judgment in any such action, suit, or


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proceeding against him; provided, he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

         15. RIGHTS AS STOCKHOLDER. Except to the extent otherwise specifically provided hereon, no recipient of any award shall have any rights as a stockholder with respect to shares sold or issued pursuant to the Plan until certificates for such Shares have been issued to such person.

         16. GENERAL RESTRICTIONS. Each award granted pursuant to the Plan shall be subject to the requirement that if, in the opinion of the Committee:

                  a. the listing, registration, or qualification of any shares related thereto upon any securities exchange or under any state or federal law;

                  b. the consent or approval of any regulatory body; or

                  c. an agreement by the recipient with respect to the disposition of any such Shares;

is necessary or desirable as a condition of the issuance or sale of such Shares, such award shall not be consummated unless and until such listing, registration, qualification, consent, approval, or agreement is effected or obtained in form satisfactory to the Committee.

         17. EMPLOYMENT RIGHTS. Nothing in this Plan, or in any agreement entered into hereunder, shall confer upon any employee the right to continue in the employ of the Company or its Affiliates, or affect the right of the Company or any Affiliate to terminate an employee's employment at any time, with or without cause.

         18. WITHHOLDING. If the Company proposes or is required to issue Shares pursuant to the Plan, it may require the recipient to remit to it, or withhold from such award or from the recipient's other compensation, an amount sufficient to satisfy any applicable federal, state, or local tax withholding requirements prior to the delivery of any certificates for such Shares.

         19. AMENDMENTS. The Board may at any time, and from time to time, amend the Plan in any respect, except that no amendment:


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                  a. increasing the number of Shares available for issuance or sale pursuant to the Plan (other than as permitted by paragraphs 10 and 11);

                  b. changing the classification of employees eligible to participate in the Plan or the definition of an "Affiliate;" or

                  c. materially increasing the benefits accruing to participants under the Plan;

shall be made without the affirmative vote of stockholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duly held stockholders' meeting.

         20. CONTINGENCIES.

                  a. STOCKHOLDER APPROVAL. An award granted under the Plan prior to the date on which the Plan is approved by stockholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duly held stockholders' meeting shall be contingent upon such approval. If such approval is not received within 12 months after the date on which this Plan is adopted by the Board, any such award shall be void, and of no force or effect.

                  b. PUBLIC OFFERING. An award granted under the Plan prior to the date on which a Registration Statement on Form SB-2 becomes effective with respect to an initial public offering of the Common Stock shall be contingent upon such effectiveness. If such a Registration Statement does not become effective within six months after the date on which this Plan is adopted by the Board, any such award shall be void, and of no force or effect.

         21. DURATION. No options or rights shall be granted under the Plan after the earlier of: (a) the date on which the Plan is terminated by the Board; or (b) March 29, 2004.

         22. COMPLIANCE WITH SECTION 16(b). In the case of employees who are or may be subject to Section 16 of the Act, it is the intent of the Company that the Plan and any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under
Section 16 of the Act and will not be subjected to liability thereunder. If any provision of the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to employees who are or may be subject to Section 16 of the Act.


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